Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

WEIS MARKETS REPORTS THIRD QUARTER RESULTS

Sunbury, PA (November 2, 2020) – Weis Markets, Inc. (NYSE:WMK) today reported its sales increased 14.4 percent to $1.0 billion during the thirteen-week period ended September 26, 2020, compared to the same period in 2019, while third quarter comparable store sales increased 14.8 percent.

The Company’s third quarter net income increased 118.8 percent to $31.3 million compared to $14.3 million in 2019, while earnings per share totaled $1.16 compared to $0.53 per share for the same period in 2019. Third quarter ecommerce sales increased 160 percent.

“Our sales and current demand continue to be impacted by a significant number of people working remotely, often with children attending school the same way, which results in more at-home meals,” said Jonathan Weis, Weis Markets’ Chairman and CEO. “Our customers have also adjusted the way they shop, making fewer trips to our stores but buying larger orders. Additionally, our ecommerce sales continue to grow at a record rate.”

“We’ve adjusted to meet this increased demand with agile procurement, consistent in-stock conditions, disciplined marketing and pricing programs and accelerated replenishment schedules. Over the past seven months, our associates have adapted and taken on additional challenges, cleaning and sanitizing our stores throughout the day and doing their best to ensure social distancing and a safe shopping environment during challenging times. We are grateful for all they do.”

Mr. Weis also said his company has taken steps to secure sufficient inventory to remain in stock and serve its customers during the upcoming holiday season.

Year to Date

For the 39-week period ending September 26, 2020, the Company’s sales increased 16.9 percent to $3.1 billion compared to the same period in 2019 while comparable store sales increased 17.3 percent. Year-to-date combined ecommerce sales increased 147.0 percent.  Year-to-date (YTD) net income increased 102.6 percent to $99.5 million while earnings per share for the same period increased $1.87 to $3.70 per share.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 195 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter — 2020
(Unaudited)

	13 Weeks Ended		Increase
	September 26, 2020	September 28, 2019	(Decrease)
Net sales	$1,002,387,000	$876,222,000	14.4%

Income from operations	42,806,000	17,543,000	144.0%

Income before provision for income taxes	$43,478,000	$18,971,000	129.2%
Provision for income taxes	12,142,000	4,652,000	161.0%
Net income	$31,336,000	$14,319,000	118.8%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.16	$0.53	$0.63

	39 Weeks Ended		Increase
	September 26, 2020	September 28, 2019	(Decrease)
Net sales	$3,086,910,000	$2,640,907,000	16.9%

Income from operations	136,236,000	61,662,000	120.9%

Income before provision for income taxes	$136,013,000	$64,794,000	109.9%
Provision for income taxes	36,516,000	15,696,000	132.6%
Net income	$99,497,000	$49,098,000	102.6%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$3.70	$1.83	$1.87